UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED)

March 16, 2009

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ASTRO-MED, INC
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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COMMISSION FILE NUMBER                                                                0-13200

RHODE ISLAND	05-0318215
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(IRS EMPLOYER IDENTIFICATION NUMBER)

600 EAST GREENWICH AVENUE, WEST WARWICK, RI 02893

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(401-828-4000)

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

ITEM 5.02.  COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 16, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Astro-Med, Inc. (the “Company”) approved a new Management Bonus Plan for Vice President – International Branches (the “Plan”) applicable to Michael Morawetz.  Under the Plan, Mr. Morawetz is entitled to receive incentive compensation on an annual basis equal to a percentage of the earned bonus pool of each of the Company’s international branches located in Canada, the United Kingdom, France and Germany.

The incentive compensation payable under the Plan is calculated at rate of 20% of the earned bonus pool (local Currency) of each of the international branches of the Company.  The resulting value from this calculation is converted into US dollars at the appropriate exchange rate, which US dollar values are aggregated to obtain a total amount of incentive compensation earned by the Vice President – International Branches.  This aggregate amount is in turn converted into the local currency of the Vice President – International Branches at the appropriate exchange rate to determine the amount payable under the Plan.

For fiscal year 2009, the bonus rate will be 10%; however, for fiscal year 2010 and beyond, the bonus rate will be 20%.  No bonus is permitted to be paid in excess of 60% of Mr. Morawetz’s annual rate of basic compensation.  Furthermore, no bonus will be paid unless the consolidated sales value of all the Company’s international branches meets the minimum threshold of sales value for each of the Company’s international branches as established annually by the Compensation Committee.

Any bonus earned will be paid on an annual basis following the issuance of the Company’s audited financial statements.  Any bonuses earned will be paid only after review and written approval of the Company’s CEO and the Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

DATE: March 20, 2009                                                                                                 ASTRO-MED, INC.

                By:  /s/ Joseph P. O’Connell
                Joseph P. O’Connell
                Senior Vice President, Treasurer and Chief Financial Officer